Exhibit 99

Dillard's, Inc. Reports Third Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 17, 2009--Dillard's, Inc. (NYSE: DDS) (the "Company" or "Dillard's") announced operating results for the thirteen weeks ended October 31, 2009. This release contains certain forward-looking statements. Please refer to the Company's cautionary statement regarding forward-looking information included below under "Forward-Looking Information".

Net income for the thirteen weeks ended October 31, 2009 was $8.0 million, or $0.11 per share, compared to a net loss for the thirteen weeks ended November 1, 2008 of $56.0 million, or $0.76 per share. Included in net income for the thirteen weeks ended October 31, 2009 is a $10.6 million income tax benefit, $0.14 per share, primarily related to state administrative settlement and a change to a capital loss valuation allowance.

Included in the net loss for the thirteen weeks ended November 1, 2008 are asset impairment and store closing charges of $9.3 million, $5.9 million after tax or $0.08 per share; hurricane-related expenses of $4.4 million, $2.8 million after tax or $0.04 per share and a $7.2 million pretax gain, $4.6 million after tax or $0.06 per share, related to the sale of a store.

Dillard’s Chief Executive Officer, William Dillard, II, stated, “We are pleased with the continued improvement in merchandise gross margin of 420 basis points during the third quarter as well as with our cost control, strong cash flow from operations and year-over-year debt reduction. We continued to benefit from our improvements in inventory management, where we have focused on more conservative purchasing combined with efforts to better match the timing of receipts with demand. Accordingly, even with the substantial inventory decline at the end of the quarter (22%), we believe we are well-positioned to meet anticipated fourth quarter holiday demand with a steady flow of compelling product receipts throughout the season.”

Highlights of the thirteen weeks ended October 31, 2009 reflect continued improvement in key metrics:

  Improved merchandise gross margin performance of approximately 420 basis points of sales compared to prior year third quarter.
  Operating expense savings of $88.6 million compared to the prior year third quarter.
  Positive cash flow from operations of $261.4 million for the thirty-nine weeks ended October 31, 2009 compared to $41.1 million for the prior year thirty-nine week period.
  No short term borrowings outstanding under the Company’s $1.2 billion revolving credit facility at October 31, 2009.
  Inventory reduction of $490.6 million (22%) at October 31, 2009 compared to November 1, 2008. Inventory in comparable stores declined 23%.
  Year over year debt reduction of $495.5 million.

Net Sales/ Total Revenue

Net sales for the thirteen weeks ended October 31, 2009 were $1.359 billion compared to net sales for the thirteen weeks ended November 1, 2008 of $1.508 billion. Net sales for the thirteen weeks ended October 31, 2009 include the operations of CDI Contractors, LLC ("CDI"), a former equity method joint venture investment. The Company purchased the remaining 50% interest of CDI on August 29, 2008.

Total merchandise sales were $1.316 billion, declining 11% during the thirteen-week period ended October 31, 2009 compared to the thirteen week period ended November 1, 2008. Merchandise sales in comparable stores declined 9%.

Gross Margin/Inventory

Gross margin from retail operations improved approximately 420 basis points of sales during the thirteen weeks ended October 31, 2009 compared to the thirteen weeks ended November 1, 2008 due to the Company’s focused inventory management efforts which resulted in lower inventory levels and decreased markdown activity. Inventory in total and comparable stores declined 22% and 23%, respectively, at October 31, 2009 compared to November 1, 2008.

Gross margin from retail operations excludes the results of CDI. Including the effect of CDI, gross margin improved 370 basis points of sales during the 2009 third quarter.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general expenses ("operating expenses") declined $88.6 million, an improvement from 32.5% of sales during the thirteen weeks ended November 1, 2008 to 29.6% of sales during the thirteen weeks ended October 31, 2009. The improvement is primarily the result of the Company's cost control measures combined with recent store closures. Notable areas of reduction during the third quarter of 2009 were payroll, advertising and services purchased. Management believes recent expense reduction initiatives combined with savings from store closures could produce an operating expense decline exceeding $275 million during the 2009 fiscal year.

Interest and Debt Expense

Net interest and debt expense declined $3.6 million for the thirteen weeks ended October 31, 2009 compared to the thirteen weeks ended November 1, 2008 primarily as a result of lower average debt. Interest and debt expense was $18.4 million and $22.0 million during the thirteen weeks ended October 31, 2009 and November 1, 2008, respectively. During the thirteen weeks ended October 31, 2009, Dillard’s repurchased $3.4 million face amount of 9.125% notes maturing on August 1, 2011.

Credit Facility

As of October 31, 2009, there were no short-term borrowings outstanding under the Company’s $1.2 billion revolving credit facility. The credit agreement expires on December 12, 2012, and there are no financial covenants under this facility provided its availability exceeds $100 million. Letters of credit totaling $95.1 million were outstanding under the revolving credit facility as of October 31, 2009.

CDI Contractors, LLC.

Operating results for the thirteen weeks ended October 31, 2009 reflect the operations of CDI Contractors, LLC, a former equity method joint venture investment.

Store Information

During the thirteen weeks ended October 31, 2009, Dillard’s closed its Chesapeake Square location in Chesapeake, Virginia (160,000 square feet). Currently, Dillard's has identified four other locations for closure during 2009 and remains committed to closing under-performing stores where appropriate.

At October 31, 2009, the Company operated 302 Dillard's locations and 11 clearance centers spanning 29 states and an Internet store at www.dillards.com.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In Millions, Except Per Share Data)

	13-Week Period Ended

	October 31, 2009		November 1, 2008

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,359.3	-	$1,508.2	-
Total revenues	1,390.7	102.3%	1,546.1	102.5%
Cost of sales	893.0	65.7	1,046.4	69.4
Advertising, selling, administrative and general expenses	402.1	29.6	490.7	32.5
Depreciation and amortization	66.1	4.9	67.1	4.5
Rentals	14.0	1.0	14.0	0.9
Interest and debt expense, net	18.4	1.3	22.0	1.5
Gain on disposal of assets	(0.1)	0.0	(7.3)	(0.5)
Asset impairment and store closing charges	-	0.0	9.3	0.6
Loss before income taxes and equity in (losses) earnings of joint ventures	(2.8)	(0.2)	(96.1)	(6.4)
Income tax benefit	(12.6)		(38.9)
Equity in (losses) earnings of joint ventures	(1.8)	(0.1)	1.2	0.1
Net income (loss)	$8.0	0.6%	$(56.0)	(3.7)%

Basic and diluted income (loss) per share	$0.11		$(0.76)
Basic weighted average shares	73.8		73.5
Diluted weighted average shares	73.8		73.5

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In Millions, Except Per Share Data)

	39-Week Period Ended

	October 31, 2009		November 1, 2008

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$4,261.0	-	$4,791.6	-
Total revenues	4,351.2	102.1%	4,906.2	102.4%
Cost of sales	2,873.6	67.4	3,294.1	68.7
Advertising, selling, administrative and general expenses	1,213.1	28.5	1,450.9	30.3
Depreciation and amortization	198.1	4.6	212.2	4.4
Rentals	42.4	1.0	44.1	0.9
Interest and debt expense, net	55.8	1.3	67.1	1.4
Gain on disposal of assets	(0.8)	0.0	(25.2)	(0.5)
Asset impairment and store closing charges	-	-	20.0	0.4
Loss before income taxes and equity in (losses) earnings of joint ventures	(31.0)	(0.7)	(157.0)	(3.2)
Income tax benefit	(22.9)		(64.5)
Equity in (losses) earnings of joint ventures	(2.9)	(0.1)	0.8	(0.0)
Net loss	$(11.0)	(0.3)%	$(91.7)	(1.9)%

Basic and diluted loss per share	$(0.15)		$(1.23)
Basic weighted average shares	73.8		74.6
Diluted weighted average shares	73.8		74.6

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Millions)

	October 31,	November 1,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$74.1	$77.0
Accounts receivable, net	66.2	80.1
Merchandise inventories	1,752.1	2,242.7
Federal income tax receivable	1.1	16.0
Other current assets	55.7	90.8
Total current assets	1,949.2	2,506.6

Property and equipment, net	2,825.6	3,119.8
Goodwill	-	31.9
Other assets	77.3	144.6

Total Assets	$4,852.1	$5,802.9

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,032.8	$1,272.2
Current portion of long-term debt and capital leases	3.5	127.2
Other short-term borrowings	-	360.0
Federal and state income taxes including current deferred taxes	44.6	-
Total current liabilities	1,080.9	1,759.4

Long-term debt and capital leases	770.9	782.7
Other liabilities	208.3	224.8
Deferred income taxes	358.0	436.7
Guaranteed preferred beneficial interests in the Company's subordinated debentures	200.0	200.0
Stockholders' equity	2,234.0	2,399.3

Total Liabilities and Stockholders' Equity	$4,852.1	$5,802.9

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (In Millions)

	39 Weeks Ended
	October 31, 2009	November 1, 2008
Operating activities:
Net loss	$(11.0)	$(91.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	199.5	213.6
Gain on disposal of property and equipment	(0.8)	(25.2)
Gain on repurchase of debt	(1.6)	-
Asset impairment and store closing charges	-	20.0
Loss on disposal of hurricane assets	-	3.9
Changes in operating assets and liabilities:
Decrease in accounts receivable	21.8	3.6
Increase in merchandise inventories and other current assets	(380.3)	(496.4)
Decrease in other assets	7.3	11.4
Increase in trade accounts payable and accrued expenses, other liabilities and income taxes	426.5	401.9
Net cash provided by operating activities	261.4	41.1
Investing activities:
Purchase of property and equipment	(51.1)	(161.7)
Proceeds from disposal of property and equipment	8.9	64.5
Acquisition, net of cash acquired	-	4.3
Net cash used in investing activities	(42.2)	(92.9)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(33.1)	(98.6)
Cash dividends paid	(8.8)	(8.9)
(Decrease) increase in short-term borrowings	(200.0)	165.0
Purchase of treasury stock	-	(17.5)
Payment of line of credit fees and expenses	-	(0.1)
Net cash (used in) provided by financing activities	(241.9)	39.9
Decrease in cash and cash equivalents	(22.7)	(11.9)
Cash and cash equivalents, beginning of period	96.8	88.9
Cash and cash equivalents, end of period	$74.1	$77.0
Non-cash transactions:
Accrued capital expenditures	$6.2	$9.4
Property and equipment financed by note payable	-	23.6
Stock awards	1.7	2.1

Other Information
(In Millions)

	October 31,	November 1,
	2009	2008

Square footage	54.0	56.1
Capital expenditures
13 weeks ended	$29.3	$51.9
39 weeks ended	57.9	171.6

Estimates for 2009

The Company is updating the following estimates for certain financial statement items for the fiscal year ending January 30, 2010 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information.”

	In Millions
	2009	2008
	Estimated	Actual
Depreciation and amortization	$264	$284
Rental expense	59	61
Interest and debt expense, net	74	89
Capital expenditures	92	188

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; adequate and stable availability of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended January 31, 2009, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard's, Inc.
Julie J. Bull, 501-376-5965